UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 4, 2020

ARCTURUS THERAPEUTICS HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38942	32-0595345
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10628 Science Center Drive, Suite 250

San Diego, California 92121

(Address of principal executive offices)

Registrant’s telephone number, including area code: (858) 900-2660

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	ARCT	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry Into a Material Definitive Agreement.

On March 4, 2020, Arcturus Therapeutics Holdings Inc. (the “Company”) was awarded a grant (the “Grant”) from the Singapore Economic Development Board, or EDB, to support the co-development of a COVID-19 vaccine with the National University of Singapore. The grant provides for up to S$14,039,000 million (approximately US$10 million using the March 4, 2020 exchange rate) in grants to support the development of the vaccine.

A portion of the Grant will be paid by the EDB in advance and the remainder of the Grant will be paid to the Company incrementally upon the achievement of certain milestones related to the progress of the development of the vaccine, as set forth in the Agreement. The Company has agreed to pay the EDB a royalty based on annual net sales of the vaccine in markets or jurisdictions outside of Singapore.

The foregoing is only a summary of the material terms of the Grant, does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the Grant that will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

(d) Exhibits.

Exhibit No.	Description of Exhibit

99.1	Press Release dated March 4, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Arcturus Therapeutics Holdings Inc.
Date: March 4, 2020

	By:	/s/ Joseph E. Payne
	Name:	Joseph E. Payne
	Title:	Chief Executive Officer